UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to §240.14a-12

Carver Bancorp, Inc.

(Name of Registrant as Specified in Its Charter)
Dream Chasers Capital Group LLC
Gregory Lewis
Shawn Herrera
Kevin Winters
Jeffrey Bailey
Jeffrey Anderson

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Dream Chasers, Representing 9.7% of Carver Bancorp Shares, Urges Shareholder Support of Two New Board Nominees
Confident Highly Successful, Independent Nominees Will Drive Shareholder Value Increase
Dream Chasers Letter Reminds Shareholders of -80% 10-yr Stock Price Loss Under Current Directors
Urges a “WITHOLD” Vote Against Carver’s Non-Performing Directors
Sends Proxy Material and Encourages Vote for Change by Selecting Jeffrey “Jeff” Anderson and Jeffrey John Bailey on the BLUE Proxy Card to Give Carver Best Chance to Return to Profitability
Carver Lags Bank Index by 45% in the Last Year and 237% Over Last Ten Years; Only One Profitable Fiscal Year in Last Decade
New York, NY (November 11, 2024) — Dream Chasers Capital Group LLC (“Dream Chasers”), representing shareholders with a 9.7% stake in Carver Bancorp, Inc. (the “Company”) (NASDAQ: CARV), today issued an open letter to shareholders in advance of the Company’s 2024 Annual Meeting of Stockholders, set for December 12, 2024.
The full text of the letter is below:
Dear Fellow Carver Shareholders:
Dream Chasers believes it is time for Carver Bancorp shareholders to dream big again.
Now is the time to end years of poor stock price performance, operating losses into the millions of dollars and massive shareholder value destruction at Carver Bancorp, Inc. (“Carver”, the “Bank”, or the “Company”) under the leadership of this current Board of Directors (the “Board”).
To achieve this, Dream Chasers Capital Group (“Dream Chasers”), representing shareholders with a 9.7% stake in Carver, has nominated two new independent candidates for election to the Board at the upcoming December 12, 2024 annual meeting.
We encourage you to vote FOR Mr. Jeffrey “Jeff” Anderson and Mr. Jeffrey Bailey on the enclosed BLUE proxy card to ensure the voice of the shareholder is heard by this Board.
Simply put, the Bank, under this Board, has lost millions of dollars, has a stock price down almost 80% since 2014 and has a seven-member board, including two members who are up for reelection, determined to hold on to their director salaries while overseeing a staggering destruction of shareholder capital.
Dream Chasers, like all fellow shareholders, wants to see Carver do well for the community, but change is needed. This Board has had ten years to produce but has failed miserably.
We believe our two nominees — Mr. Bailey and Mr. Anderson — have the record of success and experience necessary to help guide the Bank back to profitability and lead to what we hope is a significant increase in long term shareholder value.
A failed record: Millions in losses and abysmal share performance
Over the last decade, Carver has lost nearly $25 million after taxes1 and reported just one profitable year. That profit was over five years ago in 2018, when a one-time sale and leaseback of Carver’s Harlem headquarters masked what would have been another year of losses2.

1 Reflects net income attributable to Carver Bancorp for the years 2014 to 2023, according to Company SEC filings and S&P Capital IQ Pro.
2 Income before taxes would have been -$4.3 million excluding the $9.6 million gain on sale, as reported In Carver’s 2018 Form 10-K filed with the SEC, which can be found at https://www.sec.gov/Archives/edgar/data/1016178/000101617818000008/fy201810kdocument.htm

Total shareholder returns for the last ten years have been -79% compared to +158% for the S&P U.S. BMI Banks Index, or 237% underperformance3. To put that in perspective, a $10,000 investment in Carver stock on October 23, 2014 would be worth only approximately $2,000 today while the same investment in the bank index would be worth over $25,000.
Carver has underperformed the bank index by 45%, 97% and 94% over the last one, three and five years, respectively.
Total Shareholder Return3	Carver	S&P U.S. BMI Banks Index	Relative Performance
1-Year	19%	64%	-45%
3-Year	-89%	8%	-97%
5-Year	-46%	48%	-94%
10-Year	-79%	158%	-237%
The Board is responsible for Carver’s results and shareholders must hold them accountable.
An entrenched Board, disconnected from shareholder concerns
One cannot keep doing the same thing and expect a different result.
Carver’s Board is dominated by members who have served over the entirety of the last decade’s losses. Four of the seven Board members have been in place since at least 2013, one of whom was elected to the Board in 1997. These Board members have had ample opportunity to ensure a successful strategy, and they have failed to do so.
Members of the Board together own a total of only 16,5664 shares in the Company out of approximately 5.1 million outstanding, which is 0.32% of the shares. The Board is clearly unaligned with the interests of shareholders and has no incentive to do what is necessary to right the ship.
The most recent example is the 2023 sale of approximately 8% of the Company’s shares to the National Community Investment Fund for a paltry $1 million, the proceeds earmarked for “general corporate purposes.”5 The Board thus valued the Company’s stock at $2.64 per share, which is outrageous given the Company’s shares traded at over $15 per share as recently as November 2021. For Fiscal Year 2024, Carver reported a loss of $3 million, which means this Board sold 8% of the Company to finance approximately four months of losses.
Our nominees bring deep financial services expertise and shareholder perspective
Jeffrey “Jeff” Anderson is a retired banking executive who has served in CFO, chief of staff and corporate finance and planning roles at some of the most highly respected financial institutions in the world, including J.P. Morgan Chase, Bank of America, AIG and Goldman Sachs.
Mr. Anderson has driven retail branch strategy, technology implementation and expense management. At J.P. Morgan, he was CFO for the Northeast Region Retail Banking organization from 2018 until his retirement in 2020, which included over 800 banking centers with $3.7 billion in revenue, $1.7 billion in pretax

3 Source: S&P Capital IQ Pro. Returns are for the period ended October 23, 2024, one day prior to the filing of Dream Chasers Capital Group’s preliminary proxy statement.
4 As set forth in the Company’s Definitive Proxy Statement filed by the Company with the SEC on October 31, 2024, which can be found at sec.gov/Archives/edgar/data/1016178/000110465924113051/tm2425801d1_defc14a.htm. Share count does not include options held by Board members. Percentages based upon an aggregate of 5,140,872 shares of common stock outstanding as of October 15, 2024, as reported in the Company’s Definitive Proxy Statement.
5 As disclosed in the Form 8-K filed by the Company with the SEC on July 20, 2023, which can be found at sec.gov/Archives/edgar/data/1016178/000110465923082563/tm2321673d1_8k.htm earnings, $100 billion in deposits and investments, and $15 billion in loans. He has exactly the kind of experience that shareholders need on the Board.
Jeffrey John Bailey is Carver’s largest individual shareholder. He holds over twenty times6 the shares of the current Board and will bring the voice of the shareholder to his Board service.
Mr. Bailey has been the CEO of Dunham Metal Processing since 2016, a specialized provider of metal components to the automotive, aerospace, maritime and medical equipment industries. Since joining the company in 1988, Mr. Bailey has helped drive a 25x increase in revenue at Dunham. His customers are in highly regulated and complex industries, and he will bring new perspectives and useful experience to the Board.
Shareholders should elect Mr. Anderson and Mr. Bailey to the Board to ensure Carver is focused on driving profitable growth and long-term shareholder value.
Dream Chasers’ vision for growth
Dream Chasers’ plan for growth at the “New Carver” is simple: adopt a strategy similar to those of the most successful banking institutions, such as J.P. Morgan. It is a model the latter has ridden to unprecedented profitability and returns for its shareholders. The model involves:
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Taking Carver’s existing consumer banking services and establishing a broker dealer and other licenses so it can offer additional wealth building services, such as brokerage accounts

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Implementing a marketing and technology plan to drive customer and deposit acquisition

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Offering a broad array of wealth products which will attract customers and deposits and lead to new fees and commission revenues

Carver does not tie compensation to performance
In addition, Carver recently hired a new CEO, Donald Felix. Mr. Felix received a massive, guaranteed salary of $700,000 per year, along with a $500,000 cash bonus opportunity annually based initially on “qualitative” factors that have little to do with shareholder value creation, and an annual equity grant valued at $100,0007. This is a huge sum of money for a bank with Carver’s record of results, and almost all of it is in cash that is not tied to shareholder returns.
We encourage shareholders to vote AGAINST the advisory vote on executive compensation. This Board has handsomely rewarded executives that have presided over massive losses, and shareholders should not rubber-stamp that compensation.
Carver performs poorly when compared to peers
Perhaps unsurprisingly given its long-standing losses, Carver provides no peer set in its proxy materials for shareholders to analyze the Company’s performance. We have looked at the performance of several other banks that have historically served African American communities. It is clear to us that Carver’s focus on its community cannot be an excuse for such poor results.
Among these five banks that serve largely African American communities, Carver’s results are by far the worst8. The Company has negative returns on its assets and an efficiency ratio over 100% — meaning it is spending more than it is earning in revenue. The Company, and this Board, can and must do better.

6 Bailey owns as of the Record Date of October 15, 2024 as set by the Company in its Definitive Proxy Statement filed with the SEC on October 31, 2024, an aggregate of 358,274 shares, however beneficially owns for purposes of Section 13(d) 259,474 shares.
7 As disclosed in the Form 8-K filed by the Company with the SEC on September 16, 2024, which can be found at sec.gov/Archives/edgar/data/1016178/000094337424000375/form8k_091124.htm
8 Source for data in table: S&P Capital IQ Pro. The group includes banks that historically serve African American communities and have assets under $800 million.

Bank	Location	Return on Average Assets (2023)	Efficiency Ratio (2023)
Carver Federal Savings Bank	New York, NY	-0.27%	106.4%
Citizens Trust Bank	Atlanta, GA	2.06%	48.2%
Industrial Bank	Washington, DC	0.29%	78.1%
OneUnited Bank	Boston, MA	0.66%	86.1%
The Harbor Bank of Maryland	Baltimore, MD	1.11%	82.0%
We believe in Carver’s mission, and we must act to advance it
Carver was founded over 75 years ago to serve African American customers, many of Caribbean descent, who lacked access to banking products and services. Today, Carver serves underserved communities in Harlem, Brooklyn and Queens, and its role is more vital than ever.
We know and love these communities. Mr. Anderson was born and raised in Harlem and serves on the Boards of three nonprofit organizations there. Mr. Bailey invested in Carver because of its opportunity to do good business by serving the underserved. As a financial executive of Jamaican descent who grew up in the Bronx, I come from a community much like Carver’s.
The fundamental truth is that no company can fulfill its mission if it is losing money.   And no publicly traded company can continue to foist such a massive decline in value on its shareholders, no matter how community minded.
We must turn Carver around, and we are deeply committed to doing so.
Sincerely,
Greg Lewis
Dream Chasers Capital Group

VOTE today using the enclosed BLUE proxy card
Vote FOR the Dream Chasers Nominees, Mr. Jeffrey “Jeff” Anderson and
Mr. Jeffrey John Bailey
WITHOLD your vote for the Opposed Company Nominees
Vote AGAINST Proposal 4, the nonbinding advisory vote on executive compensation
We make no recommendation on Proposals 2 or 3
If you received a white proxy card from the Company, you may use it to vote the above positions

To VOTE, follow the instructions in the attached Proxy Statement or on the BLUE proxy card
Dream Chasers has retained Okapi Partners LLC to assist in communicating with shareholders in connection with the proxy solicitation and to assist in efforts to obtain proxies.
If you have any questions concerning the Proxy Statement, would like to request additional copies of the Proxy Statement or need help voting your shares, please contact:
Okapi Partners LLC
1212 Avenue of the Americas, 17th Floor
New York, New York 10036
Shareholders Call Toll-Free: +1 (877) 629-6356
Banks and Brokers Call Collect: +1 (212) 297-0720
Email: info@okapipartners.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if any of the underlying assumptions of Dream Chasers Capital Group LLC (“Dream Chasers”) or any of the other participants in the proxy solicitation prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Dream Chasers that the future plans, estimates or expectations contemplated will ever be achieved.
Certain statements and information included herein may have been sourced from third parties. Dream Chasers does not make any representations regarding the accuracy, completeness or timeliness of such third party statements or information. Except as may be expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein.
Dream Chasers disclaims any obligation to update the information herein or to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such information, projected results or statements or to reflect the occurrence of anticipated or unanticipated events.
CERTAIN INFORMATION CONCERNING THE PARTICIPANTS
Dream Chasers, Gregory Lewis, Shawn Herrera, Kevin Winters, Jeffrey Bailey (collectively, the
Dream Chasers Beneficial Owners”) and Jeffrey Anderson (“collectively with the Dream Chasers Beneficial Owners, the Participants”) are participants in the solicitation of proxies from the shareholders of the Company for the 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”). On November 4, 2024, the Participants filed with the U.S. Securities and Exchange Commission (the “SEC”) their definitive proxy statement and accompanying BLUE universal proxy card or voting instruction form in connection with their solicitation of proxies from the shareholders of the Company for the Annual Meeting.
As of the date hereof, the Dream Chasers Beneficial Owners beneficially own an aggregate of 497,774 shares of common stock of the Company, representing approximately 9.7% of the Company’s outstanding shares (based on a total of 5,140,872 shares issued and outstanding as of October 15, 2024 as reported in the Company’s definitive proxy statement filed with the SEC on October 31, 2024).
IMPORTANT INFORMATION AND WHERE TO FIND IT
DREAM CHASERS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ ITS DEFINITIVE PROXY STATEMENT, ANY AMENDMENTS OR SUPPLEMENTS TO SUCH PROXY STATEMENT AND OTHER PROXY MATERIALS FILED BY DREAM CHASERS WITH THE SEC AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS ARE ALSO AVAILABLE ON THE SEC WEBSITE, FREE OF CHARGE, OR BY DIRECTING A REQUEST TO THE PARTICIPANTS’ PROXY SOLICITOR, OKAPI PARTNERS LLC, 1212 AVENUE OF THE AMERICAS, 17TH FLOOR, NEW YORK, NEW YORK 10036-1600. STOCKHOLDERS CAN CALL TOLL-FREE: (877) 629-6356.

Contacts
For Media:
Breitenbush Partners
Andrew Wilson, 773-425-4991
awilson@breitenbushpartners.com
For Investors:
Okapi Partners
Bruce Goldfarb/Tony Vecchio
(877) 629-6356
(212) 297-0720
info@okapipartners.com
About Dream Chasers Capital Group
Dream Chasers Capital Group LLC is a New York City based minority owned investment firm. More information can be found at www.dreamchaserscapitalgroup.com.